UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 3, 2012

POWELL INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 Mosley Drive Houston, Texas		77075-1180
(Address of Principal Executive Offices)		(Zip Code)

(713) 944-6900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2012, Powell Industries, Inc. (the “Company”) announced the appointment of Michael A. Lucas as the Company’s President and Chief Executive Officer to be effective as of August 20, 2012. In connection with such appointment, Thomas W. Powell will retire from his role as the Company’s interim President and Chief Executive Officer effective as of August 20, 2012. Mr. Powell will continue to serve as Chairman of the Board. This move is consistent with the succession plan announced by the Company on September 15, 2011.

Mr. Lucas, who is 51, most recently served as President of Emerson Network Power Energy Systems, a business of Emerson Electric Co. and global provider of high reliability power systems and project services, since September 2010. His prior roles at Emerson included serving as Vice President, Global Operations, Energy Systems from 2008 to 2010, President, Energy Systems – Europe/Middle East/Africa, from 2005 to 2008, President, Connectivity Solutions, from 2004 to 2005 and President, Sola/Hevi-Duty from 2002 to 2004. Mr. Lucas holds a B.S. in Electrical Engineering from Bradley University and an M.B.A. from University of Chicago. There are no family relationships between Mr. Lucas and any director or executive officer of the Company.

In connection with such appointment, the Company and Mr. Lucas entered into an employment agreement effective as of August 20, 2012 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lucas is entitled to receive a base salary equal to $590,000, subject to review annually by and at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). Mr. Lucas also received a grant of 45,000 shares of restricted common stock of the Company, of which one-third will vest on each of the first, second and third anniversary of the date of such grant based on continued employment with the Company. The Company has also agreed to reimburse or pay for certain expenses of Mr. Lucas associated with his relocation to Houston, Texas. The Employment Agreement further provides that Mr. Lucas will be eligible for an annual discretionary bonus, short term incentive compensation award and/or long-term incentive compensation award based upon achievement of performance objectives established by the Compensation Committee of the Board. The Employment Agreement expires upon the earlier of (a) the last day of the month in which Mr. Lucas reaches age 65, in which case, unless otherwise agreed to, Mr. Lucas’ employment shall continue at will and shall be terminable by either Mr. Lucas or the Company for any reason or (b) the date on which Mr. Lucas’ employment terminates pursuant to the terms of the Employment Agreement or Mr. Lucas’ resignation or retirement.

The Employment Agreement provides that in the event the Company terminates Mr. Lucas’ employment without “cause” or if Mr. Lucas terminates his employment for “good reason” (as these terms are defined in the Employment Agreement) during the term thereof, Mr. Lucas will be entitled to receive, among other things, his then-current base salary for 24 months thereafter, an amount equal to his then-current target short-term incentive compensation and his equity-based awards will immediately vest. In the event that the Company terminates Mr. Lucas’ employment without cause or Mr. Lucas terminates his employment for good reason within a specified period following a change in control, Mr. Lucas will be entitled to receive, among other things, his then-current base salary for 36 months thereafter and an amount equal to two-times his then-current target short-term incentive compensation. Additionally, Mr. Lucas’ equity-based awards will immediately vest.

In connection with entry into the Employment Agreement, Mr. Lucas has agreed not to (A) compete with the Company for so long as he is employed by the Company and for the greater of (i) one year from the date of termination of his employment and, (ii) if applicable, the period during which he is entitled to receive severance (the “Restricted Period”) or (B) solicit or encourage any employee or consultant of the Company to leave employment of the Company or otherwise hire any such employees during the Restricted Period.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On August 7, 2012, the Company issued a press release titled “Powell Industries Names New President and Chief Executive Officer.”

A copy of such press release is included as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement effective as of August 20, 2012 by and between the Company and Michael A. Lucas

99.1	Press Release dated August 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.

Date: August 8, 2012

	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President
Chief Financial and Administrative Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement effective as of August 20, 2012 by and between the Company and Michael A. Lucas

99.1	Press Release dated August 7, 2012